EXHIBIT K

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

Why are you making the Rescission Offer?

Our disclosure in connection with the Interests issued during the Rescission Period was not complete under applicable law. Disclosures required by the anti-fraud provisions of applicable securities laws were not made and we are making them now to permit you to decide whether you want to reaffirm your investment in the Interests or would prefer to rescind that purchase.

SEC rules required us to include a description of any matters that would have triggered disqualification to use SEC Regulation A but for the fact that they occurred before June 19, 2015 even if such matter did not trigger disqualification because of the remoteness of the event. In particular, we did not include in our offering statement qualified by the SEC on August 30, 2019, the existence of a Washington Department of Financial Institutions (“DFI”) consent order between DFI and Secured Investment Corp., the manager of Circle of Wealth III, LLC and Lee Arnold, a principal of Secured Investment Corp. for violations of the registration and disclosure requirements of the Washington Business Opportunities Fraud Act (the “Consent Order”). The existence of the Consent Order would have disqualified us from the use of SEC Regulation A, but for the consent order being issued prior to June 19, 2015.

We are making the Rescission Offer only regarding Interests purchased during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Securities Act, and to limit any contingent liability we may have as a result of possible noncompliance with applicable law and regulations.

What will I receive if I accept the Rescission Offer?

The Company will repurchase your Interests and pay you cash in an amount equal to what you paid for the Interests, plus 8% interest per annum from the date of purchase of the Interests minus any income you have received while you have owned the Interests (the “Consideration”).

Am I legally required to accept the Rescission Offer?

No. You are not legally required to accept the Rescission Offer.

What are the Interests worth now?

There is no secondary market for the Interests, and we have not engaged any third party to value the Interests.

May I accept the Rescission Offer only regarding a portion of the Interests I purchased during the Rescission Period?

No. If you accept the Rescission Offer, then you must accept it for all Interests you purchased during the Rescission Period.

When does the Rescission Offer expire?

The Rescission Offer expires at 5:00 p.m., Pacific Time on ________, 2021.

What do I need to do now to accept the Rescission Offer?

You should complete, sign and date the accompanying Rescission Offer Acceptance Form, attached as Exhibit G, and return it to:

Circle of Wealth III, LLC

701 E. FRONT AVENUE, FLOOR 2 COEUR D’ALENE, ID 83814

WE MUST RECEIVE YOUR PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTATION BEFORE THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION AND IN GOOD FAITH, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOUR ACCEPTANCE OF THE RESCISSION OFFER WILL BE ACCEPTED OR REJECTED.

What do I need to do now to reject the Rescission Offer?

You do not need to take any action to reject the Rescission Offer.

What happens if I do not return the Rescission Offer Acceptance Form?

If you do not return the Rescission Offer Acceptance Form and all other required documentation before the Expiration Date, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, you will be deemed to have ratified your purchase of the Interests.

If you fail to accept the Rescission Offer, it is unclear whether your federal or state rights of rescission and damages will remain preserved. The staff of the U.S. Securities and Exchange Commission (the “Commission”) takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Your rights under the Securities Act of Washington may be terminated if the rescission offer has been passed on by the Director of DFI.

Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year after a violation has occurred, but in no event more than three years after the security was bona fide offered to the public, but may be longer for violations of the anti-fraud provisions. Similarly, the civil liability provisions of some state securities laws provide that investors who receive a written rescission offer may not commence an action to recover the purchase price of their securities unless they accepted the Rescission Offer and were not paid for their Interests. You should consult your individual business or legal counsel for how accepting or rejecting the Rescission Offer may affect you.